EXHIBIT 99.1


NEW YORK, April 26, 2000 -- American Express announced today the appointment of Gary Crittenden as executive vice president and chief financial officer. Mr. Crittenden will also join the company's Planning and Policy Committee. He succeeds Richard Karl Goeltz, who, as previously announced, plans to retire from corporate life.

      As CFO, Mr. Crittenden will provide leadership to the company's Finance group, be a key advisor on strategic and financial matters worldwide, and represent American Express to investors, lenders and rating agencies.

      Mr. Crittenden joins American Express from Pharmacia, a global pharmaceutical and agricultural company, where he led the integration process following the recent merger of Pharmacia & Upjohn with the Monsanto company. Prior to the merger, he was senior vice president and chief financial officer for Monsanto.

      Before joining Monsanto, he built a distinguished career in finance, operating as the chief financial officer at Sears Roebuck & Co., Melville Corporation, and Filene's Basement.

      Mr. Crittenden began his career in consulting at Bain & Company, where he worked on a range of strategic projects in the United States and in Germany.
He received a B.S. from Brigham Young University and an M.B.A. from Harvard University.

     American Express Company is a diversified worldwide travel, financial and network services company founded in 1850. It is a world leader in charge and credit cards, Travelers Cheques, travel, financial planning, business services, insurance and international banking.